Exhibit 3.1

Number: BC1140815

BRITISH

COLUMBIA

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NANO INNOVATIONS INC. was incorporated under the Business Corporations Act on November 9, 2017 at 02:14 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On November 9, 2017
/s/ CAROL PREST
CAROL PREST
Registrar of Companies
Province of British Columbia Canada